Exhibit 10.8

Execution Version

Up to USD 150,000.00

CREDIT

FACILITIES AGREEMENT

(“Agreement”)

dated

August 31, 2015

between

NLS Pharma AG

and

the Lenders named herein

as Lenders

THIS AGREEMENT is dated August 31, 2015 and made between:

(1)	NLS Pharma AG, a Swiss stock corporation with its registered office at Breitenweg 10, 6370 Stans, Switzerland, and firm no. CHE-348.607.509, as borrower (the “Company”); and

(2)	EG Zirkonia, consisting of

Ronald Hafner, [address]

and

Jürgen Bauer, [address]

and

Peter Ödman, [address]

and

Michael Stein, [address]

as lenders (the “Lenders” and individually “Lender”);

WHEREAS the Company shall undertake (i) the commercial development of the patents Lauflamide and its enantiomers, the method for the preparation of the same and the therapeutic uses thereof; Phacetoperane for the treatment of attention-deficit hyperactivity disorder; and the use of iron for the treatment of attention deficit hyperactivity disorder; as well as (ii) the securement of the patents for the medicaments Quinoleine, Tryptamine and Aminoquinoaxaline;

WHEREAS Assistance Publique - Hôpitaux de Paris (“AP-HP”) is the owner of the above mentioned patents and has granted an unlimited and exclusive licence regarding said patents and any related rights to NeuroLifeSciences SAS, Paris, France (“NLS FRANCE”), under a licenced agreement entered into by AP-HP and NLS FRANCE on February 12, 2015 (“Licence Agreement”).

WHEREAS NLS FRANCE and NLS-1 Pharma AG, a Swiss stock corporation with its registered office at Breitenweg 10, 6370 Stans, Switzerland, and firm no. CHE 447.067.367 (“NLS-1”) have entered into a conditional assignment agreement as of the date hereof (“Conditional Assignment Agreement”), by which NLS FRANCE will assign to NLS-1 its rights and obligations under the Licence Agreement;

WHEREAS the rights regarding the patents to be developed by the Company shall, upon assignment of the rights under the Licence Agreement to NLS-1, be granted by NLS-1 to the Company by way of a sublicence or the assignment of such patents, including any related rights.

WHEREAS NLS FRANCE is fully owned by E. Konofal, A. Zwyer, B. Figadere and E. Desbois (the “Founders”), and NLS-1 and the Company are fully owned by the Lenders;

WHEREAS the Founders are about to acquire a 60% equity stake in NLS-1 and the Company, and the Lenders are about to acquire a 40% equity stake in NLS FRANCE;

WHEREAS capitalized terms shall have for the purposes of this Agreement the meanings as set forth in Appendix A.

NOW, THEREFORE, IT IS AGREED as follows:

1.	The Facilities

1.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company the following facility: a term loan facility up to a maximum aggregate amount of USD 150,000.00 (“Facility”).

1.2	Lenders’ rights and obligations

The Lenders form a simple partnership (einfache Gesellschaft) as per article 530 et seq. of the CO for the purpose of granting the Facilities under this Agreement. The obligations of each Lender under the Finance Documents are several, and the Company and each Lender explicitly waives the joint and several liabilities (Solidarhaftung) provided for in article 544 of the CO. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Lender is responsible for the obligations of any other Lender under the Finance Documents.

2.	PURPOSE

2.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility for the development and commercialization of the patents (i) Lauflamide and its enantiomers, the method for the preparation of the same and the therapeutic uses thereof; (ii) Phacetoperane for the treatment of attention-deficit hyperactivity disorder; and (iii) the use of iron for the treatment of attention deficit hyperactivity disorder in children as well as (iv) for other general corporate purposes and for the payment of fees, costs, and expenses incurred in connection with this Agreement.

2.2	MONITORING

No Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.	DRAWDOWN

Subject to the terms of this Agreement, in particular the conditions set forth in Section 4, the Company may request payment of a specific loan under the Facility which must be an amount of not more than the Facility and which is a minimum of USD 50,000.00 (or the equivalent of such amount in EUR or CHF) and above in integral multiples or, if less, the remaining amount of the relevant Facility (“Loan”).

Any drawdown request shall be delivered in writing to the Lenders, indicating the requested loan amount and the relevant bank account.

4.	CONDITIONS TO DRAWDOWN

The Lenders are only obliged to pay out any amount under or in connection with this Agreement if the following conditions precedent are fulfilled to the satisfaction of the Lenders:

(a)	the Lenders have at least a 40% equity interest in the Company, the option agreement between the Founders and the Lenders regarding the transfer of 40% in NLS FRANCE to the Lenders has been executed, and the shareholders’ agreements between the Founders and the Lenders regarding (i) the Company (“NLS PHARMA Shareholders’ Agreement”) and (ii) NLS FRANCE (“NLS FRANCE Shareholders’ Agreement”) have been duly executed by the parties thereto;

(b)	all the security interests as set forth in Section 8.1(a) and 8.1(b) have been fully perfected, it being agreed that the Share Pledge Agreement (as set forth in Section 8.1(a)) shall only be signed and the security shall only be perfected once the Founders own shares in the Company;

(c)	the Conditional Assignment Agreement transferring to NLS-1 all the rights of NLS FRANCE under the Licence Agreement has been duly executed;

(d)	AP-HP has been duly notified of the Conditional Assignment Agreement in accordance with section 17.3 of the Licence Agreement;

(e)	B. Figadère and E. Konofal have assigned or committed to assign their rights as co-investors related to Quinolein, Tryptamine, Aminoquinoaxaline to the Company;

(f)	no Event of Default has occurred or is about to occur;

(g)	the Company has submitted to the Lenders a Project Plan (as defined in NLS Pharma Shareholders’ Agreement), including a detailed liquidity plan with monthly milestones, evidencing the projected liquidity needs of the Company for the duration of the whole project (“Liquidity Plan”), and each drawdown is in line with the liquidity needs of the Company at the relevant time of the drawdown.

5.	Ordinary Repayment

Subject to any earlier repayment as set forth otherwise in this Agreement, the Company shall repay all outstanding Loans together with accrued interest, and all other amounts accrued under the Finance Documents on December 31, 2018 (“Final Maturity Date”).

Any repayment may be made in USD or an equivalent amount in EUR or CHF.

6.	Interest

6.1	Regular Interest

Each Loan shall bear interest at the rate of 0% per annum, calculated from (and including) the day of its drawdown to (and including) the Final Maturity Date (or the date of its earlier repayment).

Interest shall be paid quarterly on the bank account indicated by the Lenders.

6.2	Default Interest

In case the Company does not make any payment on the due date as foreseen in this Agreement, default interest rate of 5% per annum shall apply.

6.3	Minimum Interest

When entering into this Agreement, the Company and the Lenders have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax Deduction. Nevertheless, if a Tax Deduction should be required by law to be made by the Company in respect of any interest payable by it under a Loan and should it be unlawful for the Company to comply with the tax gross-up stipulated in the Agreement for any reason and if the gross-up is effectively not paid the applicable interest rate in relation to that interest payment shall be adjusted and recalculated so that the amount the Lenders receive, after the Tax Deductions, is equal to the amount the Lenders would have received had there been not Tax Deduction.

7.	Costs and Expenses

7.1	Transaction expenses

The Company shall promptly on demand pay the Lenders the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of this Agreement, any other Finance Document and any other documents referred to in this Agreement.

7.2	Amendment costs

If the Company requests an amendment, waiver or consent, the Company shall, within 3 Business Days of demand, reimburse the Lenders for the amount of all documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by the Lenders in responding to, evaluating, negotiating or complying with that request or requirement.

7.3	Enforcement costs

The Company shall, within 3 Business Days of demand, pay to the Lenders the amount of all documented out-of-pocket costs and expenses (including legal fees) incurred by the Lenders in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

8.	Security interests

8.1	Creation of security interests

In order to secure any and all obligations under or in connection with this Agreement and any other Finance Document, the Company shall ensure that the following security interests will be duly created in favour of the Lenders pursuant to the terms, and as of the time, of the relevant Security Documents:

(a)	pledge of all of the shares that the Founders hold in the Company (the “Share Pledge Agreement”);

(b)	pledge of all of the shares the Founders hold in NLS France (the “NLS FRANCE Share Pledge Agreement”), it being agreed that the NLS FRANCE Share Pledge Agreement shall be signed and the security perfected as soon as possible after the date of this Agreement, and until such perfection, the pledge regarding the shares in Nemus SA granted by Alexander Zwyer in connection with the Bridge Loans (“Nemus Pledge”) shall continue and serve a as security for the Facility.

8.2	Realisation of security interests

The Lenders may realize the security interests created pursuant to a Security Document subject to, and in accordance with, the terms and conditions of the relevant Security Document. The Company herewith, if and to the extent applicable, waives its rights of objection pursuant to art. 41 of the Swiss Act on Debt Collection and Bankruptcy (Einrede der Betreibung auf Pfandverwertung).

9.	Representations

The Company makes the representations and warranties set out in this Section 9 to the Lenders.

9.1	Status

It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation. It has the power to own its assets and carry on its business as it is being conducted.

9.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations. The security interests under the Security Documents will be duly created and effective pursuant to the terms, and as of the time, of the Security Documents.

9.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it.

9.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

9.5	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (or will, in the case of the Security Documents, be obtained or effected and will be in full force and effect pursuant to the terms, and as of the time, of the Security Documents).

(b)	All material Authorisations necessary for the conduct of the business, trade and ordinary activities have been obtained or effected and are in full force and effect.

9.6	No liquidation

No resolution, procedure or application for a winding-up, solvent liquidation, dissolution, restructuring or a change of legal form (or equivalent proceedings under applicable foreign law) exist or are threatened (in writing) that could result in such a winding-up, solvent liquidation, dissolution, restructuring or a change of legal form of the Company.

9.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance.

9.8	No default
(a)	No Event of Default is continuing or would result from the making of a Loan.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which results or is reasonably likely to result in a Material Adverse Change.

9.9	Compliance with laws

The Company is in compliance, in all material respects, with all applicable laws and all material regulations.

9.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.11	Security and Financial Indebtedness
(a)	No Security exists over all or any of the present or future assets.

(b)	It has not Financial Indebtedness outstanding other than as permitted by this Agreement.

9.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or authority which are reasonably likely to be adversely determined have been started or threatened (in writing) against it.

10.	Information Undertakings

The undertakings in this Section 10 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

10.1	Financial information

The Company shall supply to the Lenders:

(a)	within 90 days after the end of each of its financial years, its financial statements for that financial year, together with the audit report (if the financial statements of the Company are audited at the relevant point in time);

(b)	a monthly update of the Project Plan and the Liquidity Plan, indicating which milestones have been met each month and which have been the deviations to the Project Plan and the Liquidity Plan, including explanations to such deviations and changes to projections for the futures.

10.2	Information: miscellaneous

The Company shall supply to the Lenders:

(a)	all documents dispatched by the Company to its shareholders (or any class of them) in their capacity as shareholders or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened (in writing) or pending against the Company;

(c)	promptly upon becoming aware of them, the available details of any extraordinary business developments with regard to the Company if such business developments are reasonably expected to have a material adverse impact on the Company or cause an Event of Default;

(d)	promptly, such further information regarding the financial condition, business and operations of any Lender may reasonably request.

10.3	Notification of default

The Company shall notify the Lenders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

11.	General Undertakings

The undertakings in this Section 11 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

11.1	Compliance with laws

The Company shall comply in all material respects with all laws and all material regulations applicable to it.

11.2	Negative pledge

Without the prior written consent of the Lenders, the Company shall not

(a)	create or permit to subsist any Security over any of its assets.

(b)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company;

(c)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(d)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e)	enter into any other preferential arrangement having a similar effect,

11.3	Disposals

Without the prior written consent of the Lenders, the Company shall not

(a)	enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any material asset;

(b)	pay dividends;

(c)	reduce the nominal value of the share capital against payment of cash or other consideration; or

(d)	buy back own shares.

11.4	Limitation on management fees to shareholders

The Company shall not pay any management, advisory or other fee to or for the benefit of any of the direct or indirect shareholders of the Company.

11.5	Limitation on additional Financial Indebtedness

The Company shall not incur or permit to be outstanding any Financial Indebtedness.

11.6	Loans or credit

The Company shall not be a creditor of or grant any loan, credit or other form of financing to direct or indirect shareholders of the Company, third parties and/or personnel.

11.7	Mergers, etc.

The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

11.8	No change in accounting standards or year-end closing

The Company shall not change the accounting principles applied at the date hereof, and the Company shall not change its year-end closing date, except, in each case, if prescribed by law, stock exchange regulations or applicable accounting standards.

11.9	Conduct of business

The Company shall procure that no substantial change is made to the general nature of its business from that carried on by it at the date of this Agreement.

11.10	Transactions

The Company shall carry out all transactions with any person (including with any direct or indirect shareholder) in compliance with applicable laws (in particular any applicable transfer pricing rules or other Tax laws) and at arm’s length’s terms.

11.11	Intellectual Property

The Company shall ensure that it will

(a)	preserve and maintain the substance and validity of the Intellectual Property necessary for its business;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of the Company to use such property; and

(e)	not discontinue the use of the Intellectual Property.

The Company shall furthermore ensure that without the prior written consent of the Lenders there shall be (i) no termination and/or amendment to the Licence Agreement or to the Conditional Assignment Agreement nor shall there be any change with respect to the rights of the Company related to the patents and the know-how covered by such Licence Agreement and the Conditional Assignment Agreement.

11.12	Insurance coverage

The Company shall maintain (or be covered by) an insurance coverage with reputable insurers and in accordance with good industry practice.

11.13	Taxes

The Company shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not result in a Material Adverse Change.

11.14	Pari passu ranking

The Company shall ensure that at all times any unsecured and unsubordinated claims of a Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

11.15	Tax gross-up

The Company shall make all payments to be made by it to the Lenders under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.	Events of Default

Each of the events or circumstances set out in this Section 12 is an Event of Default (save for Section 12.13 (Acceleration)).

12.1	Non-payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable.

12.2	Other obligations
(a)	The Company does not comply with any provision of the Finance Documents (other than those referred to in Section 12.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Lenders giving notice to the Company and (B) the Company becoming aware of the failure to comply.

12.3	Misrepresentation
(a)	Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Lenders giving notice to the Company and (B) the Company becoming aware of the failure to comply.

12.4	Cross default
(a)	Any Financial Indebtedness of the Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Company is cancelled or suspended by a creditor of the Company as a result of an event of default (however described).

(d)	Any creditor of the Company becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

12.5	Insolvency or insolvency proceedings

Insolvency or analogous event or commencement of any formal insolvency proceedings in respect of the Company, which means:

(a)	the Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally with a view to rescheduling any of its indebtedness;

(b)	any petition for declaration of bankruptcy (Konkurseröffnung);

(c)	the adjudication of bankruptcy (Konkurseröffnung);

(d)	any action, proceeding or steps being taken by or on behalf of the Company in relation to any composition with creditors (Nachlassverfahren);

(e)	the grant of a moratorium (Gewährung einer Nachlassstundung);

(f)	the postponement of a bankruptcy (Konkursaufschub) within the meaning of Art. 725a of the Swiss Code of Obligations; or

(g)	enforcement of any Security over any assets of the Company

12.6	Change of Ownership of the Company or of NLS France

The Founders do no longer own collectively a 60% equity stake in the Company or in NLS FRANCE, unless the Lenders have agreed to such change.

12.7	Unlawfulness and invalidity
(a)	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of the Company under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Lender) to be ineffective.

12.8	Material Adverse Change

A Material Adverse Change occurs, which includes, for the avoidance of doubt, the termination of the Licence Agreement or the Conditional Assignment Agreement or any restriction of the Company to use the Intellectual Property covered by the Licence Agreement and the Conditional Assignment Agreement.

12.9	Cessation of business

The Company ceases or suspends, or threatens to cease or suspend, to carry on all or a substantial part of its business.

12.10	Audit qualification

An independent auditor makes any reservations and/or qualifications to the audited annual financial statements of the Company which is materially prejudicial to the interests of the Lenders.

12.11	Breach of NLS PHARMA and/or NLS FRANCE Shareholders’ Agreement

Breach of the NLS PHARMA Shareholders’ Agreement and/or the NLS FRANCE Shareholders’ Agreement by a party other than the Lenders, in particular if leading to a violation of the rights of the Lenders under those agreements.

12.12	Breach of Credit Facilities Agreement of NLS-1

Breach of the credit facilities agreement entered into by the Lenders and NLS-1

12.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lenders may, by notice to the Company:

(a)	cancel any commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand; and/or

(d)	enforce any of the security interests under and pursuant to the Security Documents, or exercise any or all of its rights, remedies and powers under the Finance Documents.

13.	Subordination of Loans under the Facility

(a)	The Lenders herewith declare towards the Company to subordinate their claims of repayment of a Loan granted under the Facility (“Subordinated Claims”) with effect as from the date of this Agreement vis-à-vis and for the benefit of the creditors of any and all other non-subordinated existing and future claims against the Company irrevocably (the “Subordination”).

(b)	Any accrued or future interest, costs and other accessory claims in connection with the Claims (the “Accessory Claims”) of the Lender towards the Company are not included in this Subordination.

(c)	Any payment of the Subordinated Claims shall be deferred during the term of this Agreement (Stundungsvereinbarung). In particular, the Lenders herewith undertake,

(a)	not to request repayment, to accept any payment, to declare any part due and payable or to offset any part of and with respect to the Subordinated Claims, neither fully nor partially;

(b)	not to assign, pledge or transfer any part of the Subordinated Claims to any third party, without (i) the written consent by the Company and (ii) the third party having confirmed to be bound by this Subordination; and

(c)	not to commit any other action that would affect, fully or partially, in any other way the full existence of the Subordinated Claims.

(d)	The Company undertakes,

(a)	not to pay, offset, novate or discharge in any other way, fully or partially, the Subordinated Claims;

(b)	not to provide any additional security regarding the Subordinated Claims; and

(c)	not to commit any other action that would result in any other way, fully or partially, in the repayment or settlement of the Subordinated Claims.

Notwithstanding the above, the Subordinated Claims may be fully or partially waived by the Lenders or fully or partially converted into equity capital of the Company.

(e)	This subordination undertaking is cancelled automatically fully or partially, if and to the extent that a balance sheet or an interim balance sheet, audited in accordance with the Swiss Audit Standards (Schweizer Prüfungsstandards) shows that, taking into account the envisaged termination of the Subordination, the Company’s non-subordinated liabilities are covered by assets. In case that the Company’s annual accounts are subject to an ordinary audit, it is deemed sufficient if a summary report of the auditors to the general meeting without any reference to Art. 725 para. 2 CO is available. If the annual accounts of the Company are subject to a review by the auditors only, or if an interim balance sheet is available only, a separate auditor’s report is required.

(f)	Any securities granted by the Company to secure the Subordinated Claims shall not expire due to this Subordination; however, they shall not be enforced or be enforceable during the term of this Agreement.

14.	Set-Off

(a)	Each Lender may set off any matured obligation due from the Company under the Finance Documents against any matured obligation owed by that Lender to the Company, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Lenders may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	The Company waives its right to offset its obligations under the Finance Documents against any claims it may have against any or all Lenders, even if such claim by way of set-off against any or all Lenders may not be recoverable as a result of insolvency or over-indebtedness.

15.	MISCELLANEOUS

15.1	Confidentiality

The existence as well as the terms and conditions of the Finance Documents, and any information exchanged among the Parties in connection with the Finance Documents (all such information collectively “Confidential Information”), shall be kept strictly confidential by each Party. The Parties shall neither use in any form nor disclose to any third party any Confidential Information unless explicitly authorized by this Agreement. The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

The term Confidential Information shall not include any information: (i) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

Each Party may use any Confidential Information in accordance with this Agreement.

15.2	Notices

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail. The address, fax number and e-mail address of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

Alexander Zwyer, [address]

E-mail:	az@nls-pharma.com

in the case of the Lenders;

Ronald Hafner, [address]

E-mail:	[email]

or any substitute address or fax number or e-mail address.

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 15 by giving the other Parties written notice of the new address in the manner set forth in this Section 15.

For the purpose of meeting a period or deadline by the sender, a notice shall be deemed made when dispatched by the sender. For the purpose of triggering the start of a period or deadline for the recipient, a notice shall be deemed made or received when it arrives at the recipient.

15.3	Representation of the Lenders

Each and all of the Lenders hereby appoint Ronald Hafner as their representative (“Lenders’ Representative”) and herewith acknowledge that in connection with this Agreement the Lenders’ Representative represents each of them and EG Zirkonia. The Lenders’ Representative has the full authority to represent and bind each of the Lenders by his acts and declarations and that the Lenders’ Representative has the full and exclusive authority to receive, to make and to give in their name and on behalf of each and all of the Lenders payments, notices, declarations and actions. In the event that the Lenders’ Representative should for any reason become incapable of fulfilling its duties as representative of the Lenders under this Agreement, the Lenders agree to appoint another representative with the same powers as provided herein within thirty days of such an event and to promptly give notice thereof to the other Parties.

15.4	Entire Agreement

The Finance Documents (including the Appendices hereto) constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

15.5	Partial Invalidity

If at any time any provision of the Finance Documents or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby.

The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result.

15.6	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

15.7	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

16.	Governing law and jurisdiction

16.1	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with Swiss law.

16.2	Jurisdiction

All disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, canton of Zurich, Switzerland, venue being Zurich 1.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

EG Zirkonia, consisting of the Lenders

Ronald Hafner

/s/ Ronald Hafner

Jürgen Bauer

/s/ Jürgen Bauer

Peter Ödman

/s/ Peter Ödman

Michael Stein

/s/ Michael Stein

The Borrower

Ronald Hafner

/s/ Ronald Hafner

Alexander Zwyer

/s/ Alexander Zwyer

Alexander Zwyer as pledgor under the pledge agreement for the benefit of the Lenders with respect to the shares in Nemus SA herewith agrees that such shares shall be pledged for the benefit of the Lenders as security for the Facility as set forth in Section 8.1 (b) and in accordance with the terms previously agreed.

/s/ Alexander Zwyer

Agreed: Alexander Zwyer

Appendix A

Definitions

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this credit facilities agreement with all its Appendices, as the same may, from time to time, be amended, novated, supplemented, extended or restated.

“AP-HP” means Assistance Publique Hôpitaux de Paris.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open the full day for general business in Zurich, Switzerland.

“CHF” shall be the lawful currency of Switzerland.

“CO” means the Swiss Code of Obligations as of March 30, 1911, as amended.

“Company” means NLS Pharma AG, a Swiss stock corporation with its registered office at Breitenweg 10, 6370 Stans, Switzerland, firm number CHE-348.607.509.

“Conditional Assignment Agreement” means the assignment of the rights and obligations under the Licence Agreement from NLS FRANCE to the Company.

“Confidential Information” has the meaning set forth in Section 15.1

“EG Zirkonia” shall mean the simple partnership pursuant to articles 530 et seq. CO among the Lenders, regulating the collaboration between the Lenders in relation to this Agreement.

“EUR” shall be the lawful currency of the European Union.

“Event of Default” means any event or circumstance specified as such in Section 12 (Events of Default).

“Facilities” has the meaning set forth in Section 1.1.

“Final Maturity Date” has the meaning set forth in Section 5.

“Finance Document” means this Agreement, any Security Document and any other document designated as such by the Lenders and the Company.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the CO, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

“Founder(s)” shall mean Eric Konofal, Alexander Zwyer, Bruno Figadère and Eric-Jean individually or collectively.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Intellectual Property” means any patent, trademark, copyright, confidential information, know-how or other intellectual property owned, controlled or otherwise used by the Company, namely any rights related to (i) Lauflumide and its enantiomers, the method for the preparation of the same and the therapeutic uses thereof, Phacetoperane for the treatment of attention-deficit and hyperactivity disorders and the use of iron for the treatment of attention deficit and hyperactivity disorders in children; and related know-how, business rights and other related rights; (ii) Quinoleine, Tryptamine and Aminoquinoaxaline; as well as (iii) any other medicament to be developed by the Company.

“Lenders” means EG Zirkonia, consisting of Ronald Hafner, Jürgen Bauer, Peter Ödman and Michael Stein.

“Licence Agreement” means the licence agreement entered into by NLS FRANCE and AP-HP on February 12, 2015, regarding the exploitation of Mazindol ADHD, Lauflumide and its enantiomers, Phacetoperane for the treatment of attention-deficit and hyperactivity disorders and the use of iron for the treatment of attention deficit and hyperactivity disorders in children; and related know-how, business rights and other related rights.

“Liquidity Plan” has the meaning set forth in Section 4.1(g).

“Material Adverse Change” means an event or series of events which in the reasonable opinion of the Lenders materially adversely affects the current or future business of the Company, its financial or legal situation.

“NLS FRANCE” shall mean NeuroLifeSciencies SAS, a French simplified stock corporation with its registered office at 1, rue de Stockholm, F-75008 Paris.

“NLS France Shareholders’ Agreement” has the meaning set forth in 4.1(a).”NLS Pharma Shareholders’ Agreement” has the meaning set forth in 4.1(a).

“NLS-1” means NLS-1 Pharma AG, a Swiss stock corporation with its registered office at Breitenweg 10, 6370 Stans, Switzerland, firm number CHE-447.067.367.”Party” means a party to this Agreement.

“Project Plan” has the meaning set forth in Section 4.1(g).

“Section” means a section of this Agreement.

“Security” means a mortgage, charge, pledge, lien, land charge, assignment or transfer for security purposes or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Share Pledge Agreement;

(b)	NLS FRANCE Share Pledge Agreement;

(c)	Agreement regarding the Nemus Pledge

(d)	the Patent Pledge Agreement.

“Subsidiary” of a person means any person:

(a)	which is controlled, directly or indirectly, by the first-mentioned person; or

(b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned person; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned person,

and, for these purposes, a person shall be treated as being controlled by another if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.

“USD” shall be the lawful currency of the United States of America.